EXHIBIT 8.1

[S&C Letterhead]

                                                                                                                               April 27, 2009

Vornado Realty Trust,

888 Seventh Avenue,

New York, New York 10019.

Dear Sirs:

We have acted as your counsel in connection with the filing of a Preliminary Prospectus Supplement, dated as of April 21, 2009 (the “Preliminary Prospectus Supplement”) and a Final Prospectus Supplement, dated as of April 22, 2009 (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), in each case to the Registration Statement on Form S-3 (File No. 333-138367), dated November 1, 2006 of Vornado Realty Trust (“Vornado”).

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied (i) without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by Vornado, dated April 27, 2009 (the “Vornado Certificate”), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by each of Two Penn Plaza REIT, Inc. (“Two Penn”), Alexander’s, Inc., SO Hudson Westside I Corp., H Street Building Corporation and Universal Building, Inc. (each, a “REIT Subsidiary”), each dated April 27, 2009 (each such certificate a “REIT Subsidiary Certificate”), (iii) without independent investigation, as to certain factual matters upon the statements and representations contained in certificates to us by and

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from Americold Realty Trust, dated March 28, 2008 (collectively with the Vornado Certificate and the REIT Subsidiary Certificates, the “Certificates”), (iv) without independent investigation, upon the opinion of Shearman & Sterling LLP, dated April 27, 2009, concerning the qualification of Alexander’s as a real estate investment trust (a “REIT”) for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the “Shearman & Sterling Opinion”), and (v) without independent investigation, upon the opinion of Paul, Hastings, Janofsky & Walker LLP, dated April 27, 2009, concerning the qualification of Lexington Realty Trust as a REIT for federal income tax purposes for each taxable year commencing with its taxable year ended December 31, 1993 (the “Paul Hastings Opinion”). We understand that, in providing the Certificates, Vornado and Two Penn are relying upon certificates, dated April 27, 2009, provided to them by David R. Greenbaum.

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) the Certificates have been executed by appropriate and authorized officers of Vornado, the REIT Subsidiaries and Americold Realty Trust, (iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct and (iv) the assumptions and conditions underlying the Paul Hastings Opinion are true and correct.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury

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Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Vornado’s qualification as a REIT will depend upon (1) the continuing satisfaction by Vornado and, given Vornado’s current ownership interests in the REIT Subsidiaries, by each REIT Subsidiary and (2) the satisfaction and continuing satisfaction by Lexington Realty Trust, in each case, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether any of Vornado, the REIT Subsidiaries, Americold Realty Trust or Lexington Realty Trust actually has satisfied or will satisfy the various REIT qualification tests.

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We hereby consent to the reference to us in the Prospectus Supplement under the caption “Federal Income Tax Considerations”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP